Exhibit 99.1

Gaming Partners International Corporation Announces Special Cash Dividend,

Increase in Share Repurchase Program, and Adoption of 10b5-1 Purchase Plan

Las Vegas, NV (PR Newswire) (December 3, 2012) — Gaming Partners International Corporation (GPIC: Nasdaq) (the “Company”), a leading worldwide provider of casino currency and table gaming equipment, announced today that, on November 30, 2012, its Board of Directors declared a special cash dividend of $0.1825 per share to be paid on December 18, 2012 to stockholders of record as of December 10, 2012. The Board also approved an increase of 88,561 shares under the Company’s existing share repurchase program, and, to assist the implementation of such program, has also adopted a 10b5-1 Purchase Plan. Under the 10b5-1 Purchase Plan, the Company has engaged a broker to purchase certain share amounts in open market transactions. All repurchases remain subject to the limitations under SEC Rule 10b-18, which provides safe harbor restrictions on open market repurchases.

As amended, the total number of shares authorized for repurchase under the repurchase program is 400,000 shares, or approximately 4.9 percent of the Company’s currently outstanding common stock. Since the repurchase program was adopted in December 2011, the Company has purchased 98,512 shares. The remaining terms of the repurchase program as previously adopted by the Board of Directors remain in full force and effect.

Commenting on both the dividend and share repurchase program, Greg Gronau, President and CEO, said, "The Board determined that it is in the stockholders' best interests to pay a special cash dividend for 2012. The dividend amount is $0.1825 per share, or $1.48 million, and utilizes cash provided by the Company's continued profitability during 2012.”

“Additionally, the increase of shares authorized under our share repurchase program provides us with the flexibility to return additional value to our stockholders. After using funds for both the dividend and the share repurchase program, we will continue to have adequate resources for future initiatives."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino chips and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases, anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2011, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gerald W. Koslow, Chief Financial Officer

+1.702.384.2425

jkoslow@gpigaming.com

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